Report of Votes of Shareholders

An annual meeting of shareholders of Neuberger Berman Realty Income Fund Inc. was held on May 2, 2007 and adjourned to June 6, 2007. Shareholders voted on the following matter: (1) To elect five Class II Directors (one of which is to be elected only by holders of the Funds preferred shares) to serve until the annual meeting of shareholders in 2010, or until their successors are elected and qualified. Class I and III Directors continue to hold office until the annual meeting in 2009 and 2008, respectively. Class I Directors include Faith Colish, Michael M. Knetter, Cornelius T. Ryan, Peter P. Trapp, and Peter E. Sundman. Class III Directors include Martha C. Goss, Robert A. Kavesh, Howard A. Mileaf, Edward I. OBrien, William
E. Rulon, and Candace L. Straight.

Proposal 1 To elect five Class II Directors (one of which is to be elected only by holders of the Funds preferred shares) to serve until the annual meeting of shareholders in 2010.

Common and Preferred Shares

			Votes For		Votes		Abstentions		Broker
						Withheld				NonVotes

C. Anne Harvey		24,424,893.000		356,881.000

George Morriss		24,435,864.000		345,910.000

Jack Rivkin		24,432,947.000		348,827.000

Tom D. Seip		24,436,069.000		345,705.000



Preferred Shares

			Votes For		Votes		Abstentions		Broker
						Withheld				NonVotes

John Cannon		7,540.000		14.000








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